EXHIBIT 10.1

Synlogic, Inc.

301 Binney St., Suite 402

Cambridge, MA 02142

June 5, 2018

Dr. Aoife Brennan

Re: Third Amendment to Offer Letter

Dear Aoife:

This letter confirms our earlier discussions and memorializes the decision approved by the Board of Directors of Synlogic, Inc. (the “Company”) to amend certain provisions of your employment offer letter, effective as of June 22, 2016, and amended as of November 7, 2016 and as of May 16, 2017, by and between you and the Company (the “Letter Agreement”) in connection with your service to the Company as Interim President and Chief Executive Officer. The following amendment to the Letter Agreement will be effective as of the date hereof.

Section 1 of the Letter Agreement is hereby amended by adding the following paragraph to the end of Section 1 of the Letter Agreement:

“You shall also serve as Interim President and Chief Executive Officer effective May 10, 2018 until the time that the Company appoints a permanent President and Chief Executive Officer unless you are earlier terminated in accordance with this Agreement. As Interim President and Chief Executive Officer, you shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other duties and responsibilities as the Board of Directors (the “Board”) shall designate that are consistent with your position as Interim President and Chief Executive Officer, including directing, supervising and having responsibility for all aspects of the operations and general affairs of the Company as directed by the Board. You shall report to, and be subject to, the lawful direction of the Board. During your tenure as Interim President and Chief Executive Officer, you shall use your best efforts to perform faithfully and efficiently the duties and responsibilities assigned to you hereunder and devote all of your business time (excluding periods of vacation and other approved leaves of absence) to the performance of your duties as Interim President and Chief Executive Officer of the Company.”

Section 4(a) of the Agreement is deleted and replaced with the following:

“(a)(1) Base Salary. Your salary will be at the rate of $33,158.42 per month, annualized at $397,901, which shall be prorated for any partial year, month or week (the “Base Salary”).

(a)(2) Additional Monthly Compensation.   For the period that you serve as Interim President and Chief Executive Officer, you shall receive an additional cash payment from the

Company of $6,400 per calendar month; pro-rated for any partial months that you serve as Interim President and Chief Executive Officer (the “Additional Monthly Compensation”), payable in accordance with the regular payroll practices of the Company.

Section 4(c) of the Agreement is deleted and replaced with the following:

“(c) You will have the opportunity to earn a bonus of up to thirty percent (30%) of your annual Base Salary per year, based on the achievement of or progress toward individual departmental and/or corporate objectives and goals, as reasonably determined by the Board, provided that to be eligible for any such bonus, you must be employed by the Company in good standing at the time such bonus is awarded; provided, however, that for the period that you serve as Interim President and Chief Executive Officer, you will have the opportunity to earn a bonus of up to forty percent (40%) of your annual Base Salary under Section 4(a)(1) above plus your Additional Monthly Compensation under Section 4(a)(2) above, based on the achievement of or progress toward individual departmental and/or corporate objectives and goals, as reasonably determined by the Board, and provided further that to be eligible for any such bonus, you must be employed by the Company in good standing at the time such bonus is awarded.”

Section 4(d) of the Agreement is hereby amended by adding the following paragraph to the end of Section 4(d) of the Agreement:

“Subject to the terms of the Company’s 2015 Equity Incentive Award Plan, as amended (“The Incentive Plan”) and form of option agreement, and subject to approval by the Board, you will be granted an option to purchase an aggregate of fifty four thousand (54,000) shares of common stock, at an exercise price per share equal to the Fair Market Value (as defined in the Incentive Plan) of the Common Stock on the date of the grant, intended to qualify as an “incentive stock option” to the maximum extent allowed under Section 422 of the Internal Revenue Code. The option will vest in equal monthly installments for 48 months beginning one month after the grant date and continuing for so long as you continue to serve as Interim President and Chief Executive Officer. All tax consequences resulting from the grant, vesting, or exercise of the option to or by you, or from the disposition by you of such shares of Common Stock, will be your responsibility. You also will be eligible for annual equity grants at the same time when other executives receive these grants.”

All other terms and conditions of the Employment Agreement remain in full force and effect.  The Letter Agreement, as amended by this Amendment, constitutes the entire agreement between you and the Company with respect to the subject matter thereof and supersedes any prior agreement or understanding, whether in writing or oral.

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Thank you for your assistance in this matter. Please sign this letter as acceptance of the terms of amendment to your Employment Agreement.

Sincerely,

SYNLOGIC, INC.

/s/ Todd Shegog_________________
Todd Shegog, Chief Financial Officer

Accepted and Agreed by:

/s/ Aoife M. Brennan
Dr. Aoife M. Brennan
6/7/2018
Date